Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Heather Bresch (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

Mylan Pre-Announces Second Quarter EPS of $0.17-$0.19

Pittsburgh, PA – October 21, 2004 – Mylan Laboratories Inc. (NYSE: MYL) announced today that its earnings per diluted share for the second quarter ended September 30, 2004 are anticipated to be $0.17-$0.19, compared to $0.33 in the second quarter of fiscal 2004, during which the Company launched omeprazole which contributed significantly to the financial results of that quarter. The second quarter of fiscal 2005 was negatively impacted by additional entrants into the omeprazole market, as well as increased competition, including authorized generics, on other products, and the Company’s unexpected delay in the launch of its fentanyl transdermal system.

Mylan will affirm its second quarter earnings and provide its revised earnings guidance for fiscal 2005, which was previously suspended in June 2004, during its regular quarterly conference call on October 28, 2004 at 10:00 am ET. The dial-in number to access the live call is (719) 457-2629. In addition to the live call, a replay will be available from approximately 12:00 pm ET on October 28, 2004, through 12:00 pm ET on November 4, 2004, and can be accessed by dialing (719) 457-0820 with access pass code 837489. To access the live webcast, go to Mylan’s website at www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. If you are unable to listen to the live webcast, please access www.mylan.com at any time within seven days to listen to a replay of the webcast.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

This press release includes statements that constitute “forward-looking statements”, including with regard to Mylan’s anticipated earnings per share, the reasons for a decrease in such earnings from the prior year period and the Company’s planned conference call. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: a final determination of earnings per share that is different than currently anticipated; subjectivity inherent in a preliminary analysis of earnings; other uncertainties and matters beyond the control of management; and the other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

###